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                                                                    EXHIBIT 99.1



                Important Notice Concerning Your Rights Under The
                   Clayton Homes, Inc. 401(k) Retirement Plan
                                  July 24, 2003


The stockholders of Clayton Homes, Inc. voted to adjourn the special meeting of stockholders that was scheduled for July 16, 2003, to consider the merger of a wholly-owned subsidiary of Berkshire Hathaway, Inc. with and into Clayton Homes, Inc., until July 30, 2003. As a result, the blackout period that began on July 3, 2003 is now expected to extend until the week of August 10, 2003.

The date of the termination of the blackout period cannot be precisely determined as it is unknown if the stockholders of Clayton Homes, Inc. will approve the merger, and if approved when the cash proceeds of the merger will be received by the Plan. The blackout period will continue to apply only to your matching contributions account under the Plan. No other rights under the Plan are affected.

If there are questions concerning this notice, please contact Fidelity Investments at 1-800-835-5095 or write to: 401(k) Manager, 5000 Clayton Road, Maryville, Tennessee 37804.